Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATATRAK RETAINS HEALTHCARE GROWTH PARTNERS TO EVALUATE STRATEGIC OPTIONS

CLEVELAND, Ohio..., July 21, 2008 ...DATATRAK International, Inc. (Nasdaq: “DATA”), a technology and services company focused on global eClinical solutions for the clinical trials industry, today announced it has retained Healthcare Growth Partners, LLC (HGP) as a strategic and financial advisor to assist the Board of Directors in evaluating a variety of potential opportunities directed at maximizing shareholder value. These potential opportunities may include, but are not limited to, a sale, merger or other business combination of the Company; strategic partnerships or alliances; or the raising of additional capital, should the Company determine it is in the best interest of its shareholders to continue as a stand alone entity. HGP focuses exclusively on healthcare technology and related service-based organizations, providing strategic, operational and transaction advisory services to small and mid-sized healthcare companies. Additional information on HGP can be found on their web site at www.healthcaregrowth.com.

“Over the past year we have focused on stabilizing our business through the optimization of our expense levels and staffing, while simultaneously continuing to advance our technology platform as we position our Company to capitalize on the advantages of our unique single user interface and database architecture,” stated Dr. Jeffrey A. Green, Chief Executive Officer of DATATRAK International, Inc. “We believe the maturation of this industry towards a single platform approach will eventually be realized because this creates optimum efficiencies for clinical trial sponsors and contract research organizations.”

Green continued, “While efforts are ongoing to maximize operational efficiencies, we believe it is appropriate to take additional steps at this time to evaluate a variety of possible strategic options with the primary objective of enhancing shareholder value. In particular, HGP will help us investigate and determine the value large healthcare technology or other clinical trials-related companies might see in DATATRAK to leverage our presence, experience, and products in this market. We will make every effort to complete this review as timely as possible and will focus on executing our current business plan while simultaneously working closely with HGP. DATATRAK intends to disclose developments regarding the exploration of strategic options only if and when the Board of Directors has approved a specific course of action. There is no assurance that this process will result in any specific transaction or in any changes to the Company’s current direction.”

About DATATRAK International

DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry.  The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the FDA, faster and more efficiently than manual methods or loosely integrated technologies. The DATATRAK eClinical™ software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer ASP model that fully empowers clients to design, set up and manage their clinical trials independently.  The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 separate drugs and one medical device that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies.  DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bryan, Texas.  Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA”.  Visit the DATATRAK International, Inc. web site at www.datatrak.net.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations, assumptions, estimates and current beliefs concerning the operations, future results and prospects of the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights or the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets.  This list of factors is not all-inclusive.  In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.  The Company undertakes no obligation to update publicly or revise any forward-looking statement whether as a result of new information, future events or otherwise.

CONTACT FOR DATATRAK:
Jeffrey A. Green, Pharm.D., FCP Chief Executive Office DATATRAK International, Inc. 440/443-0082 x112	Ray Merk Chief Financial Officer DATATRAK International, Inc. 440/443-0082 x181	Neal Feagans Investor Relations Feagans Consulting, Inc 303/449-1184

CONTACT FOR HEALTHCARE GROWTH PARTNERS:
Jonathan Phillips Managing Director Healthcare Growth Partners, LLC 312-276-5180	Jason Baker Managing Director Healthcare Growth Partners, LLC 312-276-5180